Morgan Stanley American Opportunities Fund
Item 77(o) 10f-3 Transactions
January 1, 2001 - June 30, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker

Adelphia
Communications


01/18/01


$44.75


272,800


0.113%


$760,750,000


1.605%
Salomon
Smith
Barney

Inditex Inc.

05/23/01

$17.16

315,300

4.694%

$2,426,531,667

0.223%
Lehman
Brothers




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